Exhibit 99.1

TRANSCRIPT OF
PROPOSED TRANSACTION FOR
SHAREHOLDER APPROVAL
CONFERENCE CALL

TUESDAY MARCH 20TH 2007

CHAIRMAN/SPEAKER:
AKIS TSIRIGAKIS
GEORGE SYLLANTAVOS

ORGANIZED BY:

Operator
Thank you for standing by ladies and gentlemen and welcome to the Star Maritime conference call on the proposed transaction for shareholder approval. We have with us Mr Akis Tsirigakis, Chairman and CEO and Mr George Syllantavos, CFO of the Company. At this time, all participants are in a listen-only mode. There will be a presentation followed by a question and answer session at which time if you wish to ask a question, please press * 1 on your telephone key pad and wait for your name to be announced. I must advise you that this conference is being recorded today, Tuesday March the 20th 2007. We now pass the floor to your speaker today, Nicolas Bornozis, President of Capital Link Investor Relations Advisor to Star Maritime. Please go ahead sir, and thank you.

Nicolas Bornozis
Thank you very much and good morning to everyone. Welcome to the Star Maritime Acquisition Corps conference call for the proposed transaction for shareholder approval. Please be advised that this presentation has been posted on the web site at www.starmaritimecorp.com where it is available for your review. Reminder, this conference call is also being web cast. To access the web cast please refer to the press release which was disseminated yesterday, March 19 2007, for the web address which will direct you directly to the registration page. Please note that you can also access the web cast to the home page of Star Maritime at www.starmaritime.corp.com. Please note that the slides are user controlled. This conference call contains certain forward looking statements within the meaning of the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward looking statements involve risks and uncertainties which may affect the Company’s business prospects and results of operation. Such risks are more fully discussed in the Company’s filings with the Securities and Exchange Commission and you will find the full disclaimer on the forward looking statements on slides 2 and 3 of the web cast presentation. And now I will hand over the presentation to Mr Akis Tsirigakis. Mr Tsirigakis, please go ahead.

Akis Tsirigakis
Thank you and good morning to all participants who have joined us for the Star Maritime Acquisition Corps conference call for the proposed transaction for shareholder approval. We are very proud to have the opportunity to speak to you on the Company’s proposed transaction. I am Akis Tsirigakis, the Chief Executive Officer of Star Maritime Acquisition Corp. With me and next to me is George Syllantavos, our Chief Financial Officer. During this conference call I will provide you with highlights of the proposed transaction, update you on the fleet composition and deployment plans and provide you with an outlook for the Dry Bulk market. Please note that the slides and web cast will remain archived on our web site under the Investor Relations section. If you are unable to log on to our web site, we trust that you will still be able to follow the presentation easily over the phone.

Now before proceeding please let me encourage you to read the section entitled “Forward Looking Statements” which reiterates what was said at the beginning of this call. I also wish to point out that our proposal is made well within the time frame allowed with an accredited transaction in the sector of our core expertise, the Dry Bulk sector. Now please, if you wish to turn to slide 5. For those of you that are not familiar with who we are, we were organised under the Laws of the State of Delaware on May 13 2005. Our common stock and warrant are trading on the American Stock Exchange under the ticker symbols C and CW respectively.

On December 21st 2005 we consummated our initial public offering of 18,867,500 units at a price of $10 per unit. Each unit consisted of 1 share of Star Maritime stock and 1 warrant. Each warrant entitles the holder to purchase 1 share of Star Maritime common stock at an exercise price of $8 per share. In addition we completed a private placement at the same terms as those of our IPO for an aggregate of 1,132,500 units to certain of our officers and directors. The gross proceeds of the private placement of $11,325,500 were used to pay all fees and expenses of the IPO; 188.7 million was deposited in a Trust (ph) account maintained by American Stock Transfer and Track (ph) company as Trustee and that represents $10 even per share for investors, solely for the benefit of our public shareholders. As of 31st of December 2006 there was 192.9 million held in escrow account or $10 and 21 cents per share; that is the actual redemption price as of that date for holders of our common stock. In order to exercise redemption rights an eligible stockholder must vote against the redomiciliation merger and also elect to exercise redemption rights in the proxy card.

In January 2007 Star Bulk which is a wholly owned subsidiary of Star Maritime and is organised under the Marshall Island Law, has entered into definitive agreement to acquire 8 Dry Bulk Carriers from TMT Corp Limited which is a global diversified shipping company with management headquarters in Taiwan. There are no finder’s fees applicable to the proposed transaction. The aggregate purchase price of the vessels is $345,237,520 to be funded by cash, stock and debt. The transaction mix will be comprised of Asian (ph) owned 12,537,645 shares of common stock at a price of $9.63 and 224.5 million in cash of which 184.5 million of Star Maritime’s cash held in trust and another 40 million from a new bank facility. Post merger, TMT will own approximately 30.2% of Star Bulk. Additionally, Star Bulk has also agreed to issued to TMT in 2 earn-out tranches of 800,003 481 shares respectively in early 2008 and early 2009 if certain performance hurdles are met. I will discuss them further later in the presentation.

Finally I would like to point out to the shareholders that the proposed transaction we are bringing to you for your approval is highly attractive. The fundamentals of the deal will allow us to take advantage of the significant private to public arbiter’s opportunity that was created and this is approximately 99%. I will discuss the arbitrage opportunity in greater depth on the following slides; so if you wish, please flip the page to slide number 6.

As I mentioned in the previous slide, the acquisition price of initial fleet was 345.2 million. As a result of the strength in the pay (ph) markets, the current valuation of the fleet has increased by approximately 15 million to 360.3 million, indicating that we did not overpay for the 8 vessels. Our estimated annual EBITDA based on the annualised EBITDA of the second half of 2007 is expected to be $71.6 million. We note that our EBITDA estimate is based on 2 of the 8 vessels operating in the spot market. Therefore we paid approximately 4.8 times the 2007 EBITDA estimated for the 8 vessels and as a comparison the 2007 estimated at the price value to EBITDA multiple for the high dividend yield shipping sector, which is our direct peer group, is currently operating at approximately 9.6 times based on our purchase price multiple and where the peer group is currently trading you can see that we have provided an accretive arbitrage opportunity for our investors of approximately 99%.

Now if you would please flip to slide number 7. So why should you as an investor want to vote yes for the proposed transaction and remain a shareholder of Star Bulk? Well, firstly we expect strong financial performance in the future with stronger EBITDA margins than our peers. Second, we have the potential for significant growth due to the expected low leverage of our balance sheet which we expect will be approximately 11% based on a net debt to cap ratio. Third, we expect to have the ability to pay significant dividends well into the future and our dividends will be supported by sustainable cash flows based on our charter coverage of approximately 75%, as well as the effect of the redomiciliation which enables us to take advantage of the same tax environment as our peers. Four, the Star Bulk’s board will be comprised of recognised European and Asian shipping leaders that have a unique global perspective on the overall industry. Our management team has well over 100 years of combined experience in commercial and technical ship management. Six, the Dry Bulk industry is still getting strong industry fundamentals and we believe that an additional catalyst to support our growth. All of the highlights the important reasons why you should vote yes and remain a shareholder in Star Bulk into the future.

However, at this point don’t fully appreciate why this is such a compelling story. When you couple each one of the points that I have stated above, they underscore the story of a Company that is significantly undervalued with fundamentals that can support strong cash flows and dividends that we believe will be greater than the peer group post merger.

If you would now please flip to slide number 8; now the reason for the redomiciliation merger is to enable the surviving entity Star Bulk to enjoy a similar favourable tax treatment as the rest of our peer group, Marshall Island companies paying more corporate taxes. Currently Star Maritime pre merger has 29,026,924 shares outstanding. The public owns approximately 65% and the officers and directors own approximately 35%. Pursuant to the redomiciliation merger between Star Maritime and Star Bulk, its outstanding share and while under Star Maritime will be converted into the right to receive 1 share of unwarranted Star Bulk, the surviving entity. Now post merger there will be a total of 41,564,569 shares of Star Bulk outstanding. TMT will own approximately 32.2%; Star Bulk’s officers and directors will own approximately 24.4% and Star Bulk’s public shareholders will own approximately 45.4%.

Now if you would kindly flip to slide number 9; as I previously mentioned, we believe Star Bulk is significantly undervalued versus its peer group. Based on a share price of $10 and 21 cents the amount held in trust for redeeming shareholders as of December 31st 2006 and assuming no redemption during the shareholder vote, Star Bulk would have a market cap of approximately 424.4 million and an enterprise value of approximately 461.8 million. And in this context and based on our annualised EBITDA of 71.6 million at a price of $10.21, Star Bulk’s 2007 implied enterprise value to EBITDA multiples is approximately 6.45 times compared to 9.59 times for our direct peer group, representing a significant discount to our peer group of approximately 33%. This discount clearly emphasises our rationale for why we believe we are significantly undervalued versus our peers.

If you would flip to slide number 10 please; here we show how the dividend yield would be affected by the share price based on our expected quarterly dividend of 32.5 cents per share or about $1.30 per share annually, the dividend yield at a price of $10.21 will be approximately 12.7%. This yield is substantially higher than our peer group’s average of about 8.8%. Additionally, based on a price of even $14 you will also notice that Star Bulk will still be able to pay a dividend that is greater than its peers.

If you would now please flip to slide number 11; so how does Star Bulk compare versus its peers? There are a number of metrics that I would like to discuss on this page that highlight why we believe Star Bulk is undervalued. As I discussed on the previous slide, you will notice on the top left graph that at a share price of $10 and 21 cents Star Bulk is able to pay a dividend of 12.7%, whereas the cost yielding on average 8.8%. At the same time we will be able to sustain our high yield based on the bottom left hand graph which showcases charter coverage. As you can see our charter coverage is significantly higher than the peer group’s average of 65%. Additionally, if you will now look at the right upper hand graph the enterprise value to 2007 estimated EBITDA, Star Bulk is undervalued by approximately 33%.

Finally on the price to net asset value basis, a measure which is actually a measure of the break up value of companies in the shipping industry, Star Bulk’s ratio would be 131% versus the peer group’s average of 144%. All of the metrics I have just discussed indicate that Star Bulk is undervalued versus the peer group.

If you would please flip to slide 13 now - the mission statement; our mission statement is indeed covered in more detail throughout the rest of this presentation. I would not like to spend much time working through its bullet points with you. However, I do wish to stress that each item within the mission statement represents our intended goals as a public Dry Bulk shipping company which, once achieved in their entirety, will position Star Bulk as delivering (ph) sector. I think our time is better served by me articulating our mission in more concreted takes through the remaining portion of Star Bulk’s overview which will appear on slide 14. So if you would like to flip to slide 14 please.

I am pleased to have 2 of the most well respected individuals within the shipping industry serving as co-chairman of Star Bulk. Both Petros Pappas of Oceanbulk and Nobu Su of TMT are recognised as industry leaders and their proven track records and strategic guidance will be a valuable asset to me personally as I lead the Company into the future. Petros Pappas founded Oceanbulk in 1989, which has owned over 35 dry cargo vessels and has been involved with the acquisitions and disposals of over 120 vessels. Prior to his joining the Board of Star Maritime, I had the privilege of working with Petros at Oceanbulk and we have known each other on a personal level for more than 30 years. Nobu Su is the CEO of TMT. Under the direction of Nobu Su TMT has expanded its fleet to over 50 owned vessels including Dry Bulk carriers, VSCC (ph) tankers, LNG, vessels, woodchip, cement and RORO carriers. In addition to increasing the service capabilities of TMT, Nobu has transformed TMT into a global leader in the international shipping industry. Under his direction TMT has emerged as one of the most successful players in the spot market.

If you would like to flip to slide 15 please; now in addition to the strategic guidance that our co-chairman will provide Star Bulk, the remaining management and Board has a significant track record in the shipping industry. Myself, Akis Tsirigakis, will be the President and CEO of Star Bulk; I have over 28 years of experience in all aspects of commercial and technical ship management. I have founded and operated shipping companies in a link capacity with particular emphasis on third party management and on a day-to-day basis and was previously a director of DryShips public listed company on NASDAQ.

Our CFO, George Syllantavos, has a strong background in corporate finance and the transportation industry. George’s vast capital market experience will be key in dealing with our future growth as a public company.

Our three directors bring a wealth of financial and shipping experience to the team and we expect that their experience and leadership will be of tremendous benefit to the future growth of the Company. As you can see, both management and our Board bring tremendous knowledge and experience. In fact, in all aspects of shipping; commercial and technical ship management, as well as the capital markets.
If you would now flip to slide 16 please; as I mentioned earlier in the presentation, Star Maritime will merge in to Star Bulk and Star Bulk will be the surviving entity. Star Bulk will have a completely transparent organisational structure. Star Bulk management, which is a wholly owned subsidiary of Star Bulk, will be our in-house management company and enable us to better control the day-to-day operations. Star Bulk management will oversee the management of the vessels. I will spend more time discussing our transparent and efficient ship management structure later on in the presentation in a separate section.

Let us please flip to slide 17 now; I am excited to be discussing the fleet profile and the charters that we have in place. As you can see the fleet focuses on 8, on larger size Dry Bulk vessels comprising of 2 Capesizes at the top, 1 Panamax at the bottom and 5 Supramax vessels. Our fleet is approximately 691,704 deadweight tons and the average age of the fleet is about 10 years. However, if you were to strip out the 1980 Star Iota our average age per vessel would drop to approximately 8 years. All 8 vessels will be registered in the Marshall Islands post merger. Our fleet currently has charter coverage of approximately 75%, ranging from 1 to 3 years with an average of approximately 1.5 years for each charter. Additionally, 2 vessels are expected to operate in the spot market. The time charter rate that we have included for those 2 vessels on spot are based on forward curves provided by IMAREX. As we previously mentioned, by employing a large percentage of the fleet predominantly under time charters we will enable Star Bulk to realise stable and predictable cash flows. Depending on market conditions, Star Bulk may decide in the future to put these 2 vessels currently trading on spot into long term charters to take advantage of strong charter rates.

If you would now please flip to slide 19; it is our belief that Star Bulk will have a number of strategic advantages versus its peers. Starting at the Board level, there will be strong strategic guidance; Star Bulk’s Board is made up of recognised market outlook strategists and its co-chairman Nobu Su will provide a unique perspective on the Asian shipping markets. In addition, there are established long term relationships with customers and commodity end users, the catalyst of the global Dry Bulk shipping activity.

We view that the greatest opportunity in the Dry Bulk market is focussing on the larger tonnage vessels such as Capesize, Panamax and Supramax vessels; these vessels will allow Star Bulk to better capture the strong demand from Asia for major bulks such as iron ore and coal. Also larger vessels generate better economies of scale and in turn profits. We believe that a balanced chartering strategy of time charter versus spot charter is expected to provide Star Bulk with a visible and predictable stream of cash flow. I believe that due to Star Bulk expected under-levered balance sheet with a net debt to cap ratio of about 11% will allow further expansion of its fleet. Because of this we will be able to provide substantial growth and coupled with our chartering strategy Star Bulk will be able to provide sustainable cash flows that will enable it to pay higher dividends than its peers.

If you would please flip to slide 20 now; now post merger Star Bulk’s low levers will provide significant ammunition for future acquisitions. As already mentioned, Star Bulk post merger will be leveraged approximately 11% on a net debt cap ratio. This low leverage will allow Star Bulk, post merger, to grow via traditional bank loans without the need for additional diluted equity. For example, if we were to increase the leverage profile to be in line with our peer group to approximately 40% we would have roughly 180 to 200 million of additional capital to facilitate growth. Based on this rough estimate Star Bulk will be able to acquire approximately 3 Capesize or 4 Supramax vessels.

Now if you would please flip to slide 21; as I said a little earlier, we intend to run Star Bulk in a very transparent manner. As also is stated in the Proxy and the Registration statement, no affiliated parties will receive commissions for the possible sale or charter of their vessels to Star Bulk and vice versa. It is my goal to put in place an efficient ship management structure that will enable to control costs and manage Star Bulk’s operations efficiently. I believe that the knowledge I have gained over the past 28 years working in the shipping industry, in particular heading a third party technical management company, will enable us to create such a structure. In fact, we plan to have part of our fleet managed in house by Star Bulk management and the remaining fleet managed by third party ship managers. By the expertise in house we have the ability to effectively oversee third party ship managers and ensure operational control.

We intend to actively monitor and control the vessel operating expenses while maintaining a high quality fleet through regular inspections and maintenance programmes and implement high standards of operation and technical conditions; safety, as well as environmental protection. By implementing finally cross-benchmarking techniques; in this manner we will be able to enhance transparency and provide for a better continuous improvement of our operations in order to operate Star Bulk as cost efficiently as possible.

At this point I am going to turn over the presentation to George Syllantavos, our CFO, to take you through our financials and a brief industry overview; if you would please flip to page 23. George?

George Syllantavos
Thank you, Akis. Over the next 3 slides I plan on talking about Star Bulk’s financials on a daily basis initially and moving to the annualised figures. We expect Star Bulk to have strong operating margins; based on our estimated daily breakeven analysis, our fleet wide average net time charter equivalent rate is expected to be approximately $31,140 per day on a per vessel basis. We will be able to achieve high net income and free cash flow margins based on a low cash outflows approximately 26% of our net revenue.

Looking at Star Bulk from a cash flow breakeven analysis, we will need to generate approximately $8,234 per day of revenue. Based on the estimated time charter equivalent rate of $31,140 that I talked about before, our free cash flow margin is approximately 73%. In addition, in order to break even on a net income basis we will have to generate $17,808 of revenues on a per vessel basis per day. Our net income margin then is also substantial as you can see at approximately 42%. Both instances showcase efficient cash flow to support the quarterly dividend and provide for some growth capital.

Flipping over to page, slide 24; we can see that based on a forecasted full, first full operating quarter we will have significant cash flow to support a dividend EBITDA of approximately 17.2 million on gross charter revenues of approximately $23.2 million. We are able to achieve these levels because of our low operating expenses. We will have approximately $16.7 million or 40 cents a share available to pay dividends; as stated in the proxy we have indicated that we expect to pay a dividend of 32.5 cents per share.

Going onto slide 25; we see the estimated annual performance of the Company. Based on annualised figures we expect to generate EBITDA of approximately $71.6 million which represents an EBITDA margin of approximately 80%; whereas our peer group average is approximately 71%. Additionally we expect to have strong net income and cash flow margins of approximately 42% and 77% respectively. Per average 69 million of free cash flow we expect to generate on an annualised basis will provide ample room to pay dividends that we discussed before. As indicated on the slide we will retain approximately 50 million of cash to put on the Company with a remaining 54 million approximately stated for the dividend pay out.

I will now set way to the industry highlights and give a brief overview of the fundamentals drivers of the industry, initially going to slide 27.

Chinese demand for commodities and industrial growth are very important to the shipping industry. Here we grab the investor production development of 2 other Asian nations, Japan and Korea, and compare the to-date growth of the Chinese investor production. The graphs show a remarkably similar pattern with these economies having similar starting infrastructure characteristics and spending patterns. Thus extrapolating on this graph one can estimate a sustained investor production growth along the same lines for the Chinese economy for many years to come.

Now on page 28 we can see the commodity demand side; we have seen a substantial growth in the last few years and the trend is expected to last. Here we measure such growth on ton/mile basis which takes into account absolute numbers of tons moved as well as the effect of the distance travelled by these commodities from source to the end user. As you can see this growth has increased by approximately an average of 5.68% during the period 2000 to 2006. One thing I wanted to point out here is that you can see major bulks are growing at a faster pace than minor bulks; major bulks being iron ore, whole grain, minor bulks being alumina, bauxite, cement, fertilisers, etc. This greater demand growth of major bulk is one of the reasons that makes us target the larger sizes of vessels which transport these major bulks.

Going on to page 29 - a few things about supply; the graph here shows a gap between new vessel deliveries as a percentage of fleet measured in deadweight tons and the percentage of the fleet that is over the 25 year economic life limit for a vessel. This trend is expected to continue, thus making this gap wider since first of all we don’t expect a sudden influx of unaccounted tonnage. Shipyards are full until 2009 and most of the capacity in the shipyards is taken up to 2010. Priorities for shipyards are building the bigger margin LNG tankers and container ships with Dry Bulk vessels coming later. There are a few other characteristics that affect the supply picture, one of them being poor congestion which augments supply restraints by having vessels wait outside the port for quite a few days to either load or unload their cargoes and also the limited scrappage that we have seen in the time period from 1998 to 2005.

Now we said earlier ton/miles is a better explanation of demand and actual tons and here we see how this becomes a substantial demand driver since cargo source from further away provide for increased ton/miles. As an example, the percentage of Chinese iron ore imported by country of origin is graphed here; you can see how the importance of Australia, which is closer to China, is diminishing and the importance of Brazil and India are increasing thus augmenting the number of ton/miles produced for the same number of tons transported.

Now page 31; just, this shows how those commodities are moved, their source and the end users and you can see here what is a better explanation of how, what I mentioned in the previous graph because you can see how the Australia to China distance is something like a quarter of the Brazil - China distance, for iron ore for example.

This concludes the industry brief overview and I will turn it over to Akis for some closing remarks.

Akis Tsirigakis
Well thanks George. At this point I would like to conclude the presentation by just revisiting the vital highlights and pointing out the main factors of why we believe this is such compelling opportunity.

As we previously stated, we believe that our strong expected financial performance with significantly higher EBITDA margins than that of our peer group as well as the significant growth potential we will have post merger, due to our initial low leverage, will allow us the ability to pay significant dividends and facilitate the growth of our fleet at the same time. Our sustainable cash flows based on our charter cover and the redomiciliation are key to this equation. Our Board and management has proven industry recognised track records as leading market prognosticators and we have showcased our ability to operate successfully shipping organisations. We believe that the transparent and efficient manner that Star Bulk will be operated in will enhance our visibility for shareholders. These factors are the catalyst and highlight the story of a Company that is significantly undervalued with fundamentals that can support strong cash flows and dividends that will be greater than the peer group post merger. Now thank you for the opportunity to discuss our proposed merger and I will now turn over the presentation to the Operator so we can have a question and answer session.

Operator
Thank you Mr Tsirigakis. We will now begin the question and answer session. If you wish to ask a question please press * 1 on your telephone and wait for your name to be announced. If you then wish to cancel your request please press * 2. So to ask a question please press * 1 on your telephone.

Your first question comes from Arran Yearey (ph). Please ask your question.

Arran Yearey
Hi guys; thanks for the call - this looks nice. One of the things we’ve seen some of your spec peers doing is cleaning up the warrants right after the deal gets through and Navios’ stock price was very much rewarded by doing so. We would hope that you would do that to get rid of some of the overhang and I was wondering if you could just talk a little bit more about how long your ships are booked for. Thank you.

Akis Tsirigakis
I look at our ships are what - I did not catch the last part of the question; please, if you could repeat.

Arran Yearey
Sure. Can you give me a sense for how long your ships are on assignment?

Akis Tsirigakis

Yes, of course. First thank you for the advice on the warrants; we are aware of the existence of the world obviously and we will take that into advisement because we know it is important for our investors. The vessels are - 2 of them are on the spot charter, meaning that they are employed as they come open to the market and the rest of the vessels are employed for an average of 1.5 years.

Arran Yearey
Yes, how does that compare with your peers that you quote so often in the presentation who have you know less EBITDA per vessel than you etc. Can you talk a little bit about what their average; I don’t even know the industry term. Is it, you know, just time on assignment or what is the…

Akis Tsirigakis
The industry term is time charter…

Arran Yearey
Time charter - okay, thank you.

Akis Tsirigakis
…provides for a period of employment. We believe we are on the average a little better than the average peer group on the cover. Length-wise I mean, as well as percentage wise on the number of vessels.

George Syllantavos
Well this is a very dynamic industry. Peers have started to employ vessels; recently in the last couple of weeks for a little bit longer taking advantage of the better - I mean the improvement in time charter rates, as we have witnessed in the last month or so. So we have what was until recently, you know, an average of a little bit over a year and a half. At the time we see this; we estimate this coming of age, which is as we said at the beginning of the third quarter. Now we are contemplating our views on the remaining 2 vessels but we feel that our strategy will cover, you know, a dividend, you know, policy and the visibility that we need for now and also it is in a staggered mode meaning that, you know, if there is a vessel that is fixed for 3 years and a couple of vessels for 2 years, a couple for 1 year, allowing us to renew at staggered and taking advantage of the physicality of the market at any one time when renewing. So we feel we are pretty well positioned in that respect.

Arran Yearey
Super, thanks, and very big congratulations; it seems like an exciting situation.

Akis Tsirigakis
Thank you.

George Syllantavos
Thank you very much.

Operator
Your next question comes from Robert Fagan. Please ask your question, sir.

Robert Fagan
Yes, good morning; it looks like an exciting deal. I have a couple of questions. First of all, is there any reason why you didn’t look for a New York Stock Exchange listing? And the second question is how do the lease charters compare with your competitors? I mean I see that you have 1 for 3 years at 47,500 and then 1 for 1 year for 25,800; how does that compare with the competition?

George Syllantavos
Okay. Different situations because of the difference in time that the charters were fixed; the 1 and 2 year charters are currently on the very upper end of the fixing price range; some of them even better than our peers because they were fixed relatively recently and we planned that fixing that way. The 3 year was fixed a little earlier when rates were a little lower but the difference between 47,000 for that type of vessel for 3 years and what would have been today is not very much so you could say that it is fixed, I don’t know, if we wanted to give you a range maybe in the 95% number of what the upper end of that range would be today.

Akis Tsirigakis
And George means the upper end of the range not only of our peers, of the industry in general.

George Syllantavos
Of the time charter rates that are out there.

Robert Fagan
I understand. Is there a reason why you didn’t go for the New York Stock Exchange listing?

Akis Tsirigakis

We are currently trading on the American Stock Exchange; we have received some comments from investors like yourself to possibly consider moving on NASDAQ. We took that under advice. We have no reason not to be happy with American Stock Exchange at this moment I might add; but we will consider all the options in the future, what advantages they can present to us.

George Syllantavos
But you mentioned New York Stock Exchange, right?

Robert Fagan
Yes.

George Syllantavos
Okay. Well the Company, by the Company not being operational for a period of 3 years or more there are certain restrictions that do not allow us to do that at this time; therefore that is the reason we are considering the NASDAQ market.

Robert Fagan
Okay, that is good to know. Thank you. I have one more question; you know, you noticed that in your release you are going to pay a 32% quarterly dividend starting in a February-May, August-November sequence.

George Syllantavos
Yes.

Robert Fagan
When does that dividend start? That would be a year from now in February?

George Syllantavos
Yes, well not in February. The way we view it is as follows: that is a dividend for the first full operating quarter. We expect, we estimate that we will be able to consummate the transaction and have investor approval hopefully at the beginning of Q3 of this year. Therefore we expect, as we see right now, to pay a dividend in November.

Robert Fagan
In November; okay. Thank you very much; that is it from me.

Akis Tsirigakis and George Syllantavos
Thank you.

Operator
Thank you and can I just advise you that if you wish to ask your question please press * 1 on your telephone. There are no further questions Mr Tsirigakis.

Akis Tsirigakis
Well I wish to thank everybody for joining us and giving us the opportunity to present this proposal and hope our investors will be there to vote yes for the transaction.

Operator
Thank you very much. That does conclude our conference for today, and for those of you wishing to review this conference the replay facility can be accessed by dialling the UK on country code + 44 1452 55 0000; and the reservation number is 3128607#. If you are calling from within the UK you can call on 0845 245 5205. Thank you for participating. You may all now disconnect.

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